Exhibit 10.71
EXECUTION COPY

BRIDGE LOAN AGREEMENT
dated as of June 30, 2006,
among
ALION SCIENCE AND TECHNOLOGY CORPORATION,
the Subsidiaries of ALION SCIENCE AND TECHNOLOGY CORPORATION
identified herein,
THE LENDERS PARTY HERETO,
and
CREDIT SUISSE,
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,
as Sole Bookrunner and Sole Lead Arranger,

[CS&M Ref No. 5865-259]

i

SCHEDULES

Schedule 1.01(a)	-	ESOP Plan Documents
Schedule 1.01(c)	-	Subsidiary Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.04(b)	-	Material Contracts
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Material Litigation
Schedule 3.17	-	Material Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.22	-	Certain ESOP Plan Documents Exceptions
Schedule 6.01	-	Indebtedness Existing on the Closing Date
Schedule 6.02	-	Liens Existing on the Closing Date
Schedule 6.04	-	Investments on Closing Date
EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Supplemental Guarantee
Exhibit E	-	Notice of Prepayment
Exhibit F	-	Form of Opinion of Baker & McKenzie
Exhibit G	-	Form of Promissory Note

     BRIDGE LOAN AGREEMENT dated as of June 30, 2006, among ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower identified herein, the LENDERS (as defined in Article I) and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.
     The Borrower has entered into a Purchase Agreement dated as of June 4, 2006 (the “Acquisition Agreement”) with Anteon Corporation (the “Seller”), pursuant to which the Borrower will acquire (the “Acquisition”) all of the Seller’s rights, and assume certain of the Seller’s obligations, under certain government contracts (the “Anteon Contracts”) in consideration of the payment by the Borrower to the Seller of approximately $225,000,000 in cash (the “Acquisition Consideration”). In connection with the foregoing, (a) the Borrower will obtain senior unsecured increasing rate term loans in an aggregate amount of $170,000,000, (b) the Existing Credit Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) will be amended to, among other things, permit the Acquisition and the financing therefor and the Borrower will (x) obtain an incremental term facility under the Existing Credit Agreement, as so amended, in the aggregate amount of $50,000,000, and (y) borrow $21,000,000 of delayed draw term loans thereunder and (c) fees and expenses incurred in connection with the foregoing will be paid. Each Subsidiary Guarantor is an affiliate of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to this Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.
     The Borrower has requested the Lenders to extend credit in the form of (a) senior unsecured increasing rate term loans on the Closing Date in an aggregate principal amount not in excess of $170,000,000. The proceeds of the Initial Loans to be made on the Closing Date may be used on the Closing Date solely (a) to pay the Acquisition Consideration, (b) to prepay loans outstanding under the Existing Credit Agreement and (c) to pay related fees and expenses.
     The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “Acquired Entity” shall have the meaning assigned to such term in Section 6.04(g).

     “Acquisition” is defined in the recitals.
     “Acquisition Agreement” is defined in the recitals.
     “Acquisition Consideration” is defined in the recitals.
     “Adjusted LIBO Rate” shall mean, for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
     “Administrative Agent” is defined in the recitals.
     “Administrative Agent Fees” shall have the meaning specified in Section 2.07.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.
     “Agent” shall have the meaning specified in Article VIII.
     “Agreement” shall mean this Bridge Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, including the Schedules and Exhibits hereto.
     “Anteon Contracts” is defined in the recitals.
     “Applicable Initial Loan Margin” shall mean (a) 550 basis points during the six-month period commencing on the Closing Date, (b) 625 basis points for the six-month period commencing on the six-month anniversary of the Closing Date, and (c) 700 basis points for the six-month period commencing on the first anniversary of the Closing Date.
     “Applicable Premium” shall mean, with respect to any prepayment pursuant to Section 2.09 or 2.10 or any payment of Extended Loans on the Final Maturity Date, the applicable premium (expressed as a percentage of the principal amount being prepaid) set forth below based on the date such prepayment is made.

Months after Closing Date	Percentage of Par
0-6	0%

7-12	1.00%

13 to Initial Maturity Date	2.00%

After Initial Maturity Date to 30	1.00%

31-42	2.00%

Thereafter	3.00%
     “Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) non-exclusive licenses of intellectual property and sale or discount of overdue accounts receivable in connection with collections, in each case made in the ordinary course of business, and (iii) dispositions between or among Foreign Subsidiaries); provided that any transaction or series of related transactions described in clause (b) above having a value not in excess of $350,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.
     “Asset Sale Prepayment Event” shall mean the consummation of any Asset Sale.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
     “Available Restricted Payment Amount” shall mean, at any date of determination, an amount equal to the excess, if any, of (a) the sum of (i) Excess Cash Flow for all preceding full fiscal years of the Borrower commencing on or after September 30, 2005, and ending prior to the date of determination that was not or is not required to be applied to the prepayment of Term Loans (as defined in the Existing Credit Agreement) and (ii) the Net Cash Proceeds of all Equity Issuances consummated after the Closing Date over (b) the amount of Restricted Payments made prior to the date of determination pursuant to Section 6.06(a)(iii)(E).
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” is defined in the recitals.
     “Borrowing” shall mean the incurrence of the Initial Loans.

     “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
     “Breakage Event” shall have the meaning specified in Section 2.13.
     “Business Day” shall mean any day other than (a) a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close and (b) any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” shall mean, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     A “Change of Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the ESOT shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of the Borrower, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than IIT or the ESOT becomes, directly or indirectly, the beneficial owner of Equity Interests in the Borrower representing more than 37.5% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (c) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, or (d) any change in control (or similar event, however denominated) with respect to the Borrower shall occur under and as defined in (i) any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party or (ii) any of the then existing and effective Securities Purchase Agreement, Warrants or Rights Agreement.

     “Change of Control Offer” shall have the meaning specified in Section 5.10.
     “Change of Control Payment” shall have the meaning specified in Section 5.10.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Charges” shall have the meaning specified in Section 10.09.
     “Claiming Guarantor” shall have the meaning specified in Section 9.08.
     “Closing Date” shall mean June 30, 2006, or such later date as shall be agreed by the Borrower and the Administrative Agent, which in no event will be later than July 14, 2006.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” shall mean, with respect to any Lender the commitment of such Lender to make an Initial Loan hereunder as set forth on Schedule 2.0.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated June 2006.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization, including amortization of goodwill and other intangible assets, for such period, (iv) cash contributions to the ESOP during such period in respect of the repurchase liability of the Borrower under the ESOP Plan Documents, (v) any non-cash charges or expenses (other than the write-down of current assets) for such period, including (A) non-cash expenses associated with the recognition of the difference between the fair market value of the Warrants and the exercise price of such Warrants, (B) non-cash expenses with respect to stock appreciation rights, phantom stock plans, the Warrants and accretion of the Warrants and (C) non-cash contributions to the ESOP, (vi) any extraordinary losses for such period and (vii) any non-recurring charges and adjustments for such period treated as such by the independent third-party valuation firm that prepares valuation reports in connection with the ESOP and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (excluding fees but including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.
     “Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary and (c) any gains or losses attributable to sales of assets out of the ordinary course of business and the transaction costs in connection with such sales.
     “Contributing Guarantor” shall have the meaning specified in Section 9.08.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Controlled Group” shall mean the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower, and (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.
     “Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.

     “Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans (as defined in the Existing Credit Agreement).
     “Debt Incurrence Prepayment Event” shall mean the occurrence of any issuance or incurrence by the Borrower or any Subsidiary of the Borrower of any debt obligations after the Closing Date (other than debt obligations incurred pursuant to the Existing Credit Agreement).
     “Deemed Dividend Problem” shall mean, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “dollars” or “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
     "Earn-Out Obligation” shall mean an obligation to pay the seller in a Permitted Acquisition a future payment that is contingent upon the financial performance of the Acquired Entity.
     “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, including the ESOT, or other equity interests in any person.
     “Equity Issuance” shall mean any issuance or sale by the Borrower or any Subsidiary of any Equity Interests of the Borrower or any such Subsidiary, as applicable, except in each case for (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares, and (c) sales or issuances of common stock, options, warrants, stock appreciation rights, phantom stock, or other incentive agreements of the Borrower (i) to the ESOT Trustee (for the benefit of the ESOP) or (ii) to management or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan, stock appreciation rights plan, phantom stock plan or arrangement or employee benefit plan or arrangement in existence from time to time.
     “Equity Issuance Prepayment Event” means the occurrence of any Equity Issuance.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.
     “ESOP” shall mean the employee benefit plan entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan” adopted and maintained by the Borrower.
     “ESOP Fiduciary” shall mean the named fiduciary of the ESOP under ERISA. As of the Closing Date, the ESOP Fiduciary is the ESOP Committee of the Borrower.
     “ESOP Plan Documents” shall mean collectively, the documents listed on Schedule 1.01(a), each as may be amended, supplemented or modified from time to time as permitted by Section 6.09.
     “ESOT” shall mean the trust entitled “The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust” and adopted and maintained by the Borrower pursuant to the applicable ESOP Plan Documents.
     “ESOT Trustee” shall mean the trustee of the ESOT. As of the Closing Date, the ESOT Trustee is State Street Bank and Trust Company.
     “Event of Default” shall have the meaning assigned to such term in Article VII.
     “Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (except any mandatory prepayments of Loans under Section 2.10) made by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vi) the purchase price of all Permitted Acquisitions paid in cash during such fiscal year, (vii) cash contributions made to the ESOP during such fiscal year and included in Consolidated EBITDA pursuant to clause (a)(iv) of the definition of the term “Consolidated EBITDA”, and (viii) extraordinary losses and non-recurring charges and adjustments during such fiscal year, in each case to the extent included in Consolidated

EBITDA pursuant to clauses (a)(vi) and (a)(vii), respectively, of the definition of the term “Consolidated EBITDA”.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).
     “Existing Credit Agreement” shall mean the Credit Agreement dated as of August 4, 2004, by and among the Borrower, the institutions from time to time party thereto as lenders and Credit Suisse, as administrative agent and collateral agent, as the same may be amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document), including an indenture, governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or successor Credit Agreement (excluding this Agreement), whether by the same or any other lender, investor or group of lenders or investors.
     “Extended Loans” shall have the meaning specified in Section 2.01(c).
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Final Maturity Date” shall mean the date that is 66 months after the Closing Date.
     “Financial Assistance Problem” shall mean, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
     “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Ownership Control or Influence” shall have the meaning given to such phrase in the Federal National Industrial Security Program Operating Manual and any successor documentation or program thereto.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the practices the Borrower has employed historically in preparing its financial statements.
     “Government” shall mean the United States government or any department or agency thereof.
     “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
     “Government Contracts” shall mean written contracts between the Borrower or any Subsidiary Guarantor and the Government.
     “Granting Lender” shall have the meaning assigned to such term in Section 10.04(i).
     “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
     “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “IIT” shall mean Illinois Institute of Technology, an Illinois not-for-profit corporation.
     “IITRI” shall mean IIT Research Institute, a not-for-profit Illinois corporation controlled by IIT.
     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, accrued obligations incurred in the ordinary course of business and Earn-Out Obligations), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning specified in Section 10.05(b).
     “Information” shall have the meaning specified in Section 10.16.
     “Initial Loans” shall have the meaning specified in Section 2.01(a).

     “Initial Maturity Date” shall mean the date that is eighteen months after the Closing Date.
     “Insignificant Subsidiary” shall mean any Subsidiary that either (a)(i) does not conduct any business operations, (ii) has assets with a total book value not in excess of $100,000 and (iii) does not have any Indebtedness outstanding, or (b) is a direct or indirect Subsidiary of the Borrower formed for purposes of effecting a Permitted Acquisition which Subsidiary is formed with the intention of meeting, and within one year after the consummation of such Permitted Acquisition meets, the criteria set forth in clause (a) above; provided that at no time shall any Subsidiary otherwise satisfying the criteria of this clause (b) be considered an “Insignificant Subsidiary” if such Subsidiary and all other such Subsidiaries hold 5% or more of the consolidated assets of the Borrower.
     “Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period minus Capital Expenditures for such period to (b) Consolidated Interest Expense for such period payable in cash.
     “Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to such Loan, the Initial Maturity Date and the day on which any Loan is repaid or prepaid.
     “Interest Period” means the period commencing on the Closing Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter, and each successive three-month period commencing on the last day of the preceding interest period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
     “JJMA Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of April 1, 2005, among the Borrower, John J. McMullen Associates, Inc. (“JJMA”), a New York corporation, M & I Marshall & Ilsley Trust Company, as trustee of the John J. McMullen Associates, Inc. Employee Stock Ownership Trust, and certain holders of JJMA stock options and/or stock appreciation rights, pursuant to which the Borrower acquired all of the issued and outstanding capital stock of JJMA.
     “Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

     “Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “LIBO Rate” shall mean, with respect to any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” shall mean this Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.04(f), as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.
     “Loans” shall mean the Initial Loans and the Extended Loans.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.
     “Material Contract” shall mean each Government Contract that has a remaining value of at least $5,000,000.
     “Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the

Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Maximum Rate” shall have the meaning specified in Section 10.09.
     “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale; provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds, and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than Indebtedness hereunder) which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer of the Borrower to the Administrative Agent within five Business Days after receipt of any such Net Cash Proceeds setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within one-year of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and be continuing at the time such certificate is delivered, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such one-year period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including repurchase obligations to the extent reserved in accordance with GAAP) incurred in connection therewith.
     “Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Lenders under any of the Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g); provided that the Acquisition shall be deemed to be a Permitted Acquisition for all purposes of this Agreement and the other Loan Documents.
     “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;
     (f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

     (g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
     “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
     “PIK Interest Amount” means, for any Interest Period, the aggregate amount equal to the amount of interest borne by an Extended Loan in excess of the sum of the Adjusted LIBO Rate for such Interest Period plus 700 basis points.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prepayment Amount” shall have the meaning specified in Section 2.09(b).
     “Prepayment Event” shall mean any Debt Incurrence Prepayment Event, any Asset Sale Prepayment Event or any Equity Issuance Prepayment Event.
     “Pro Forma Basis” shall mean, with respect to compliance with any test or covenant herein, compliance with such covenant or test after giving effect to (a) any proposed Permitted Acquisition or (b) any Asset Sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available (including (i) pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition or Asset Sale, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission, and (ii) such other adjustments as are satisfactory to the Administrative Agent, in each case as certified by a Financial Officer of the Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions and Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisitions had been consummated and incurred at the beginning of such period.
     “Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.12 and 6.13 as of the date of such determination or the last day of the most recently completed fiscal quarter, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).
     “Qualified Public Offering” shall mean an underwritten public offering of common stock of the Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $30,000,000 of Net Cash Proceeds to the Borrower and results in the listing of the common stock of the Borrower on a national securities exchange.
     “Refinancing Indebtedness” shall have the meaning specified in Section 6.01(d).
     “Register” shall have the meaning specified in Section 10.04(d).
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is administered, advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees and agents of such person and such person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Required Lenders” shall mean, at any time, Lenders having Loans representing more than 50% of the sum of all Loans outstanding.
     “Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(c).
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of or otherwise with respect to any Equity

Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary. For the avoidance of doubt, any payment made in respect of an Earn-Out Obligation is not a Restricted Payment.
     “Rights Agreement” means the Rights Agreement dated as of December 20, 2002, by and among the Borrower, the ESOT and the other holders of Equity Interests (or warrants or options therefor) issued by the Borrower.
     “Securities Purchase Agreement” shall mean the Seller Note Securities Purchase Agreement dated as of December 20, 2002, by and between the Borrower and IITRI (as subsequently assigned to IIT), as the same may be amended, supplemented or modified from time to time as permitted by Section 6.09.
     “Seller” is defined in the recitals.
     “Seller Subordinated Notes” shall mean the Borrower’s 6% Seller Subordinated Notes due December 20, 2010 in an initial outstanding aggregate principal amount of approximately $39,900,000, together with additional Seller Subordinated Notes issued in lieu of cash interest thereon in accordance with the terms thereof.
     “Senior Secured Leverage Ratio” shall mean, on any date, the ratio of Total Debt that is secured by Liens incurred under Section 6.02(b), (c), (i) or (o) on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.”
     “SPC” shall have the meaning assigned to such term in Section 10.04(i).
     “S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurodollar Liabilities (as defined in Regulation D of the Board). Loans shall be deemed to constitute Eurodollar Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or

(b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary of the Borrower.
     “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary that is or becomes a party to this Agreement by executing a Supplemental Guarantee.
     “Supplemental Guarantee” shall mean an instrument executed by a Subsidiary of the Borrower in the form of Exhibit D.
     “Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) having a value in excess of $100,000 (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
     “Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
     “Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock plan, stock appreciation right plan or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.
     “Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding (i) the Seller Subordinated Notes and (ii) Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).
     “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of the Borrower, the making of the Borrowings hereunder, (b) the consummation of the Acquisition, and (c) the payment of related fees and expenses.
     “USA Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
     “Warrants” shall mean an aggregate of 1,080,437 detachable redeemable common stock warrants issued to the holders of the Seller Subordinated Notes.
     “wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

     SECTION 1.03. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or Asset Sale of the type described in clause (b) of the definition of the term “Pro Forma Basis” occurs as permitted pursuant to the terms hereof, the Leverage Ratio and the Interest Coverage Ratio shall be calculated with respect to such period and such Permitted Acquisition or Asset Sale on a Pro Forma Basis.
     SECTION 1.04. Senior Debt. The Loans and other Obligations are hereby designated as “Senior Debt” for all purposes of the Securities Purchase Agreement.
ARTICLE II
The Loans
     SECTION 2.01. Commitment. (a) Subject to and upon the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make to the Borrower a loan (the “Initial Loans”), which Initial Loans (i) shall be made on the Closing Date, (ii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed, (iii) shall not exceed for any such Lender that aggregate principal amount that equals the Commitment of such Lender at such time and (iv) shall not, after giving effect thereto and the application of the proceeds thereof, exceed for all Lenders at any time outstanding the aggregate principal amount that equals the sum of the Commitments then in effect. Each Lender may at its option make any Loan by causing a domestic or foreign branch or an Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) if it exercises such option, the Borrower shall not be required to pay any increased costs resulting therefrom.
     (b) The Commitments shall terminate on the earliest of (i) the making of the Initial Loans on the Closing Date, (ii) the consummation of the transactions contemplated by the Acquisition Agreement without any borrowing under this Agreement, (iii) the termination of the Acquisition Agreement, (iv) any date on which the Borrower provides notice to the Lenders that the transactions contemplated by the Acquisition Agreement will not be consummated and (v) 5:00 p.m., New York City time, on July 15, 2006, in each case if the Initial Loans are not made on or before such date.
     (c) Subject to the terms and conditions hereof, each Lender severally agrees, if the Initial Loans have not been repaid on or prior to the Initial Maturity Date, that the maturity of such Initial Loans shall automatically be extended to the Final Maturity Date (such extended Initial Loans, collectively, the “Extended Loans”). Amounts repaid in respect of Extended Loans may not be reborrowed.
     SECTION 2.02. Notice of Borrowing. (a) In order to request the Borrowing to be made on the Closing Date, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) at the location set forth in Section 10.01 prior to 12:00 noon (New York City time) at least one Business Day prior to the Closing Date. Such notice (a “Borrowing Request”) shall be irrevocable and shall specify (i) the Closing Date (which shall be a Business Day), (ii) the amount of such Borrowing, and (iii) remittance instructions. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Initial Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
     (a) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Financial Officer of the Borrower. In each such case the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
     SECTION 2.03. Disbursement of Funds. (a) Subject to and upon the terms and conditions herein set forth, each Lender agrees, severally and not jointly, no later than 12:00 noon (Local Time) on the Closing Date to make available its pro rata portion of the Borrowing requested to be made on such date in the manner provided below.
     (a) Each Lender shall make available all amounts it is to fund under the Borrowing in immediately available funds to the Administrative Agent at its office specified in Section 10.01 and the Administrative Agent will make available to the Borrower by depositing to the Borrower’s account as designated in the Notice of Borrowing the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date of the Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender and the Borrower. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the then-applicable rate of interest, calculated in accordance with Section 2.05, for the Loans.
     (b) Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender or the Administrative Agent to fulfill its commitments hereunder).
     SECTION 2.04. Initial Maturity Date; Final Maturity Date; Evidence of Debt. (a) The Initial Loans will mature on the Initial Maturity Date and, to the extent then unpaid in cash, the maturity of the Initial Loans will automatically be extended to the Final Maturity Date pursuant to Section 2.01(c).
     (b) Any Extended Loan shall bear interest as described in Section 2.05 from the Initial Maturity Date until such Loan shall be paid in full in cash.
     (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
     (d) The Administrative Agent shall maintain the Register pursuant to Section 10.04(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable (including any PIK Interest Amount and any interest payable thereon) from the Borrower to each Lender and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (e) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.04 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower hereunder, including obligations to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
     (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Administrative Agent a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.05. Interest. (a) The unpaid principal amount of each Initial Loan shall bear interest from the Closing Date until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Applicable Initial Loan Margin plus the Adjusted LIBO Rate in effect from time to time.
     (b) The unpaid principal amount of each Extended Loan shall bear interest for the period from and including the Initial Maturity Date to, but excluding, the maturity thereof (whether by acceleration or otherwise) at a rate per annum equal to 900 basis points plus the Adjusted LIBO Rate in effect from time to time. In respect of each Extended Loan, in lieu of paying the PIK Interest Amount in cash, the Borrower may elect to add such PIK Interest Amount to the principal amount of such Extended Loan.
     (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, to the extent permitted by applicable law, at a rate per annum equal to the then applicable interest rate on the Loans plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).
     (d) Interest shall be payable in arrears (either in cash or, to the extent required by clause (f) below, by adding to the then outstanding principal amount of the Loans) on each Interest Payment Date; provided that additional interest accruing pursuant to Section 2.05(c) shall be payable from time to time upon demand.
     (e) All computations of interest hereunder shall be made on the basis of a 360-day year for the actual days elapsed.
     (f) The Administrative Agent, upon determining the interest rate for each Interest Period, shall promptly notify the Borrower and the Lenders thereof and of any PIK Interest Amount. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
     SECTION 2.06. Repayment of Extended Loans. To the extent not previously paid, the principal amount of all Extended Loans shall be due and payable on the Final Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment, plus the Applicable Premium.
     SECTION 2.07. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the Administrative Agent Fees (the “Administrative Agent Fees”) at the times, in the amounts and on the terms previously agreed by them.
     SECTION 2.08. Voluntary Reduction of Initial Loan Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders, and (b) any partial reduction pursuant to this Section 2.08 shall be in the amount of at least $1,000,000.

     SECTION 2.09. Voluntary Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) stating (i) its intent to make such prepayment and (ii) the amount of such prepayment including the Applicable Premium, which notice shall be given by the Borrower no later than 10:00 A.M. (New York City time) three Business Days prior to the date of such prepayment; (b) as promptly as practicable after receipt of such notice, the Administrative Agent shall give notice to each Lender of (i) the pro rata amount payable to such Lender in respect of its Loans (with respect to each Lender, such Lender’s “Prepayment Amount”) and (ii) the expected date of such payment; (c) the Prepayment Amounts payable to the Lenders shall be paid by the Borrower to the Administrative Agent for application pursuant to Section 2.10(b); (d) each partial prepayment of any Loans shall be in an amount that is a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000; and (e) any prepayment of Loans pursuant to this Section 2.09 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.13.
     SECTION 2.10. Mandatory Prepayments.
     (a) Sources of Prepayments. On each occasion that a Prepayment Event occurs (but subject to Section 2.10(d) and, with respect to an Asset Sale Prepayment Event only, Section 2.10(c)), the Borrower shall, within one Business Day after the occurrence of such Prepayment Event, notify the Administrative Agent of a pending prepayment of the Loans in an aggregate amount equal to (1) in the case of a Debt Incurrence Prepayment Event, 100% of the Net Cash Proceeds therefrom plus the Applicable Premium, (2) in the case of an Asset Sale Prepayment Event, 100% of the Net Cash Proceeds therefrom plus the Applicable Premium, and (3) in the case of an Equity Issuance Prepayment Event, 100% of the Net Cash Proceeds therefrom plus the Applicable Premium. As promptly as practicable after receipt of such notice, (x) the Administrative Agent shall give notice to each Lender of (i) the pro-rata amount that would be payable to such Lender in respect of its Loans and (ii) the expected date of such payment and (y) Prepayment Amounts payable to the Lenders shall be paid by the Borrower to the Administrative Agent for application pursuant to Section 2.10(b).
     (b) Application to Loans. Upon receipt of the amount payable to the Lenders pursuant to Section 2.09, 2.10(a) or 10.05, the Administrative Agent shall distribute such amount in the following order: First, to the payment of all expenses due and payable to the Administrative Agent under Section 10.05; Second, to the payment of all expenses due and payable to the Lenders under Section 10.05, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; Third, to the payment of interest (other than PIK Interest Amount added to the principal amount of the Extended Loans) then due and payable on the Loans, ratably among the Lenders in accordance with the aggregate amount of interest owed to each such Lenders; and Fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among such Lenders in accordance with the aggregate principal amount owed to each such Lender.

     (c) Application to Senior Indebtedness. Notwithstanding anything to the contrary in this Agreement, the Borrower is not obligated to apply Net Cash Proceeds attributable to an Asset Sale Prepayment Event to the prepayment of the Loans to the extent that such Net Cash Proceeds are required to be and are applied pursuant to the Existing Credit Agreement in satisfaction of obligations thereunder.
     (d) Temporary Investment. Pending the final application of any Net Cash Proceeds pursuant to this Section 2.10, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in Permitted Investments.
     SECTION 2.11. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender, as the case may be, upon demand such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.
     (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) of this Section with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.12. Change in Legality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Loan or to give effect to its obligations as contemplated hereby with respect to any Loan, then such Lender shall within a reasonable time thereafter give written notice to the Borrower and to the Administrative Agent of such determination. If the foregoing notice shall have been given, then (i) within 15 days thereafter, the Administrative Agent and the Borrower shall enter into negotiations in good faith with a view to agreeing to an alternative interest rate acceptable to the Borrower to make, fund or maintain affected Loans and (ii) if, at the expiration of 20 days from the giving of such notice by the Administrative Agent, the Administrative Agent and the Borrower shall not have reached an agreement, such Loans will bear interest at a rate per annum specified by each such Lender to represent its cost of funds therefor plus either the Applicable Initial Loan Margin or, if after the Initial Maturity Date, 900 basis points.
     SECTION 2.13. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence (other than as a result of the gross negligence or willful misconduct of such Lender) of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Loan prior to the end of the Interest Period in effect therefor, other than on the last day of the Interest Period in effect therefor, or (ii) any Loan to be made by such Lender not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

     SECTION 2.14. Pro Rata Treatment. The Borrowing, each payment or prepayment of principal of any Loan and each payment of interest on the Loans shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of the Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
     SECTION 2.15. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim in accordance with the terms and conditions of this Agreement and applicable law with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
     SECTION 2.16. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Loan or any Administrative Agent Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon (New York City time) on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.
     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or any Administrative Agent Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Administrative Agent Fees, if applicable, up to but excluding the day of payment.
     SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
     (f) If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority unless the Governmental Authority assessed such penalties, interest or other charges due to the gross negligence or willful misconduct of the Administrative Agent or such Lender) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other person.
     SECTION 2.18. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.11, (ii) any Lender delivers a notice described in Section 2.12, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse, all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Sections 2.11 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.11, notice under Section 2.12 or the amounts paid pursuant to Section 2.17, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, cease to have the consequences specified in Section 2.12 or cease to result in amounts being payable under Section 2.17, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) of this Section), or if such Lender shall waive its right to claim further compensation under Section 2.11 in respect of such circumstances or event, shall withdraw its notice under Section 2.12 or shall waive its right to further payments under Section 2.17 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this paragraph.
     (b) If (i) any Lender shall request compensation under Section 2.11, (ii) any Lender delivers a notice described in Section 2.12 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.11, enable it to withdraw its notice pursuant to Section 2.12 or would reduce amounts payable pursuant to Section 2.17, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
ARTICLE III
Representations and Warranties
     The Borrower represents and warrants to the Administrative Agent and each Lender that:
     SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan

Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
     SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary Guarantor, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than Liens created in respect of loans and other obligations outstanding under the Existing Credit Agreement and the agreements and instruments related thereto).
     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and the Subsidiary Guarantors and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding thereof may be brought.
     SECTION 3.04. Governmental Approvals. (a) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for those necessary to assign, assume and novate certain of the Anteon Contracts and such as have been made or obtained and are in full force and effect.
     (b) No notice of suspension, debarment or termination for default has been received by the Borrower or any Subsidiary and no cure notice has been received by the Borrower or any Subsidiary in connection with any Government Contract or other contract pursuant to which the Borrower or any Subsidiary is directly or indirectly acting as a subcontractor under or in connection with a Government Contract. Each Material Contract existing on the Closing Date is listed on Schedule 3.04(b).
     SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of and for the fiscal years ended September 30, 2004 and 2005, each audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants, (ii) the unaudited consolidated balance sheet and related statements of operations and cash flows of the Borrower and its consolidated subsidiaries as of and for (A) each fiscal quarter subsequent to September 30, 2005 ended at least 45 days before the Closing Date and (B) each fiscal month subsequent to the date of the most recent unaudited quarterly financial statements furnished under clause (A) ended at least 30 days before the Closing Date. Such financial statements were prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods, subject to normal year-end adjustments in the case of the documents provided pursuant to clause (ii). Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof.
     (b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of and for the 12-month period ended March 31, 2006, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, as of such date and, with respect to such other financial statements, as of the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions were, at the time made and at the time such financial statements were delivered, believed by the Borrower to be reasonable), are based on information available to the Borrower as of the date of delivery thereof, accurately reflect in all material respects adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
     SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that, individually or in the aggregate, has caused, or could reasonably be expected to cause, a material adverse effect on the business, assets, liabilities, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, since September 30, 2005.
     SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
     (b) Each of the Borrower and the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, subject to rights reserved by lessors under such leases.

     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower or any Subsidiary therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower or any Subsidiary, directly or indirectly, free and clear of all Liens (other than Liens created in respect of loans and other obligations outstanding under the Existing Credit Agreement and the agreements and instruments related thereto).
     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     (c) To the Borrower’s knowledge, neither the ESOP Fiduciary nor the ESOT Trustee has made any assertion with respect to the ESOP or the ESOT contrary to or inconsistent with the accuracy of any representation or warranty set forth herein that could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. Agreements. Neither the Borrower nor any Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

     SECTION 3.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Initial Loans only for the purposes specified in the preliminary statement to this Agreement.
     SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except for immaterial filings and amounts and taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.
     SECTION 3.15. No Material Misstatements. None of the Confidential Information Memorandum or reports, financial statements, exhibits and schedules, taken as a whole, furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contain or will contain any material misstatement of fact or omitted, omit or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
     SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.
     SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental

Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     SECTION 3.19. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
     SECTION 3.20. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     SECTION 3.21. Subchapter S Corporation Status; ESOT Tax-Exempt Status. As of the Closing Date, the Borrower is taxable as a Subchapter S corporation. The ESOT is not subject to tax imposed under the Code with respect to any item of income or loss of the Borrower or any Subsidiary of the Borrower.

     SECTION 3.22. ESOP. (a) As of the Closing Date and, to the best of Borrower’s knowledge at all times thereafter, the ESOT has been duly organized and is a validly existing trust. Except as set forth on Schedule 3.22, each of the ESOP Plan Documents is in full force and effect and no term or condition thereof has been amended, modified or waived from the terms and conditions contained in the ESOP Plan Documents delivered to the Administrative Agent without the consent of the Administrative Agent (which consent shall not be unreasonably withheld), except to the extent such amendment, modification or waiver could not reasonably be anticipated to have a material adverse effect upon the Administrative Agent or any of the Lenders or otherwise have a Material Adverse Effect. As of the Closing Date and, to the best of Borrower’s knowledge at all times thereafter, the ESOT has performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the ESOT, and no unmatured default, default or breach of any covenant by any such party exists thereunder.
     (b) As of the Closing Date and, to the best of the Borrower’s knowledge at all times thereafter, the execution, delivery and performance of each of the ESOP Plan Documents to which the ESOT is a party do not (i) conflict with the ESOP Plan Documents, (ii) conflict with any requirement of law, or (iii) other than with respect to ordinary course ESOP operations, require a registration with, consent or approval of, or notices to, or other action to, with or by any Governmental Authority.
     (c) As of the Closing Date and, to the best of the Borrower’s knowledge, at all times thereafter, none of the assets of the Borrower constitute, for any purpose of ERISA or Section 4975 of the Code, assets of the ESOP or any other “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code.
     (d) As of the Closing Date and, to the best of the Borrower’s knowledge, at all times thereafter, no non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to the ESOP, and no Loan hereunder constitutes or shall constitute or give rise to any such non-exempt prohibited transaction.
     (e) The ESOP is qualified under Section 401(a) of the Code, and the ESOP includes two components, one of which is a stock bonus plan that constitutes an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, and the other is a profit sharing plan that includes a cash or deferred arrangement under Section 401(k) of the Code.
     (f) The Borrower has provided the Administrative Agent with a complete and true copy of each of the ESOP Plan Documents pursuant to which the ESOP and the ESOT are maintained by the Borrower, or which concern the Borrower’s obligations with respect to the ESOP and ESOT, as of the Closing Date and has not subsequently amended or in any other way modified or replaced such ESOP Plan Documents in any material manner without the prior written consent of the Administrative Agent, except for any amendment, modification or replacement required by the Internal Revenue Service or by applicable law (and the Borrower shall use its best efforts to deliver a copy of any such amendment, modification or replacement to the Administrative Agent prior to the execution thereof).
     (g) To the Borrower’s knowledge, no Loan hereunder is (for any purpose of Section 406 of ERISA or Section 4975 of the Code) a direct or indirect loan or other transaction between the Administrative Agent or any of the Lenders and the ESOT which, if it is assumed that the Administrative Agent and the Lenders are “parties in interest” and “disqualified persons” (as defined in Section 3(14) of ERISA and Section 4975 of the Code), is a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code.
     (h) Neither the Borrower nor any of its Subsidiaries is or shall be subject to the tax imposed by Section 4978 of the Code with respect to any “disposition” by the ESOT of any shares of Equity Interests of the Borrower.
     (i) To the Borrower’s knowledge, there is no investigation or review by any Governmental Authority, or action, suit, proceeding or arbitration, pending or concluded, concerning any matter with respect to the ESOP or the ESOT relevant as to whether any representation set forth herein was, or has or will at any time become, inaccurate or breached or, if it were to be made at any time prior to the satisfaction of all Obligations, would be inaccurate when made (other than in respect of (i) periodic requests to the IRS to issue a favorable determination letter to the effect that the ESOP is and continues to be a qualified plan and an employee stock ownership plan, (ii) Annual Reports (IRS Form 5500 Series) for the ESOP and (iii) routine claims for ESOP benefits), and neither the ESOP Fiduciary nor, to the best of the Borrower’s knowledge, the ESOT Trustee has made any assertion with respect to the ESOP or the ESOT contrary to or inconsistent with the accuracy of any such representation which assertion could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.23. Subordinated Indebtedness. (a) The Loans and other Obligations constitute “Senior Debt” for all purposes of the Seller Subordinated Notes and the Securities Purchase Agreement, and the subordination provisions the Seller Subordinated Notes and the Securities Purchase Agreement are enforceable by the Lenders against the holders thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding thereof may be brought.
     (b) On the Closing Date, to the Borrower’s knowledge, IIT is the sole holder of the Seller Subordinated Notes.
ARTICLE IV
Conditions of Lending

     SECTION 4.01. Closing Date Conditions. The obligations of the Lenders to make the Initial Loans hereunder on the Closing Date are subject to the satisfaction of the following conditions:
     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.02 (or such notice shall have been deemed given in accordance with Section 2.02).
     (b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date.
     (c) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Loan, no Default or Event or Default shall have occurred and be continuing.
     (d) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Baker & McKenzie LLP, counsel for the Borrower, substantially to the effect set forth in Exhibit F, which opinion shall be (i) dated the Closing Date and (ii) addressed to the Administrative Agent and the Lenders. The Borrower hereby requests such counsel to deliver such opinions.
     (e) All legal matters incident to this Agreement, the Borrowing and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent.
     (f) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the State of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

     (g) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Section 4.01.
     (h) The Lenders shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and the Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.
     (i) All Indebtedness in respect of the Seller Subordinated Notes shall have been fully subordinated to the Obligations and each obligee in respect of Seller Subordinated Notes shall have entered into subordination agreements in form and substance reasonably acceptable to the Administrative Agent effecting such subordination.
     (j) All requisite governmental authorities and material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and all applicable appeal periods shall have expired or been earlier terminated; and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.
     (k) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
ARTICLE V
Affirmative Covenants
     The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each Subsidiary to:
     SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under clause (b) below or Section 6.05; provided that, subject to Sections 5.06 and 5.09, the Borrower and any Subsidiary may convert the form of legal entity and change the jurisdiction of incorporation or formation to any other jurisdiction within the United States except that the Borrower shall not effect any conversion which would prevent the Borrower from retaining the tax benefits associated with being a disregarded entity for U.S. federal income tax purposes.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations,

patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated (provided that nothing herein shall prevent the Board of Directors of the Borrower or any Subsidiary from expanding or reducing a line of business that it deems in its business judgment to be in the best interest of the Borrower or such Subsidiary); comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the foregoing shall not prevent the Borrower from dissolving a Subsidiary or discontinuing the operation or maintenance of any of its or any Subsidiary’s property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
     SECTION 5.03. Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.
     SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for each Lender:
     (a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheet and related statements of operations and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;
     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and, in the case of a certificate delivered with the financial statements required by paragraph (a) of this Section, setting forth the Borrower’s calculation of Excess Cash Flow;
     (d) within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
     (f) as soon as practicable and in any event (i) within 10 Business Days after the receipt by the Borrower of the annual valuation report prepared for the

ESOP for each fiscal year, commencing with the fiscal year ending September 30, 2004, deliver to the Administrative Agent a copy of such report, and (ii) on the date that is the earlier of (x) 180 days after the date of any Permitted Acquisition with a purchase price in excess of $20,000,000 or for which the Acquired Entity shall have 300 or more employees and (y) the second anniversary of the delivery of the most recent repurchase liability study of the Borrower prepared for the ESOP, deliver to the Administrative Agent (with sufficient copies for each of the Lenders) copies of a repurchase liability study of the Borrower prepared for the ESOP as of a recent date, in each case in form and substance reasonably acceptable to the Administrative Agent.
     (g) within 45 days after the end of the first and third fiscal quarters of the Borrower, a certificate of a Financial Officer of the Borrower listing each new Material Contract entered into since the Closing Date;
     (h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
     (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action, if any, taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000, together with a statement of a Financial Officer of the Borrower setting forth the details of such ERISA Event and the corrective action, if any, taken or proposed to be taken with respect thereto;
     (d) the occurrence of a material non-exempt prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the ESOP or to any other Plan, or knowledge that the IRS or any other Governmental Authority is investigating whether any such material non-exempt prohibited transaction might have occurred, and a statement of a Financial Officer of the Borrower describing such transaction and the corrective action, if any, taken or proposed to be taken with respect thereto;
     (e) the receipt of written notice (whether preliminary, final or otherwise but excluding any notice of any proposed amendments) of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code or the status of the ESOP as an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code), together with copies of each such letter;
     (f) the receipt by the Borrower or any of its Subsidiaries of notice of any audit, investigation, litigation or inquiry by the IRS or any other Governmental Authority relating to the ESOP or the ESOT, which could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000, together with copies of each such notice and copies of all subsequent correspondence relating thereto;
     (g) the occurrence of any amendment to any of the ESOP Plan Documents;
     (h) the Borrower’s knowledge that at any time on or after the Closing Date the Borrower is not taxable as a Subchapter S corporation as such term is defined in Section 1361 of the Code or that the ESOT is subject to tax imposed under the Code with respect to any item of income or loss of the Borrower or any Subsidiary of the Borrower; and
     (i) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
For purposes of this Section 5.05, the Borrower and the Subsidiaries shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any Subsidiary is the plan sponsor.
     SECTION 5.06. Certain Information. Furnish to the Administrative Agent prompt written notice of any change in (i) any Loan Party’s corporate name, (ii) the jurisdiction of organization or formation of any Loan Party, (iii) any Loan Party’s identity or corporate structure or (iv) any Loan Party’s Federal Taxpayer Identification Number.
     SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested (but no more than twice per fiscal year of the Borrower, unless an Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor.
     (b) In the case of the Borrower, use commercially reasonable efforts to cause the Loans to be continuously rated by S&P and Moody’s.
     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preliminary statement to this Agreement.
     SECTION 5.09. Further Assurances; Future Guarantors. Execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents. The Borrower shall cause each Domestic Subsidiary (other than a Domestic Subsidiary that is an Insignificant Subsidiary) that (i) was not in existence or not a Subsidiary on the Closing Date or (ii) is a Domestic Subsidiary that has ceased being an Insignificant Subsidiary, to enter into this Agreement as a Subsidiary Guarantor upon becoming such a Subsidiary or ceasing to be an Insignificant Subsidiary, as the case may be. Upon execution and delivery by the Administrative Agent such Domestic Subsidiary of a Supplemental Guarantee, such Domestic Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement. The Borrower shall cause each Foreign Subsidiary to execute and deliver a Supplemental Guarantee if such execution and delivery would not cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary.
     SECTION 5.10. Change of Control. (a) Upon a Change of Control, the Borrower shall offer to prepay each Lender’s Loans at par (if such Change of Control occurs on or prior to the Initial Maturity Date) or at 101% of par (if such Change of Control occurs thereafter), plus accrued and unpaid interest, if any, to the date of prepayment (the “Change of Control Payment”), in accordance with the terms contemplated in this Section 5.10.
     (b) If at the time of a Change of Control, the prepayment of the Loans under this Section 5.10 would be prohibited by the Existing Credit Agreement, then prior to complying with the provisions of this Section 5.10, but in any event within 30 days following a Change of Control, the Borrower shall either repay all outstanding Indebtedness under the Existing Credit Agreement or obtain the requisite consents, if any, under the Existing Credit Agreement necessary to permit the prepayment of the Loans required by this Section 5.10, provided that the failure to repay such Indebtedness or obtain such consent shall not affect the obligation of the Borrower pursuant to subsection 5.10(a).
     (c) Within 30 days following any Change of Control, the Borrower shall mail a notice to the Administrative Agent and each Lender (the “Change of Control Offer”) stating:
     (i) that a Change of Control has occurred and that the Borrower is offering to prepay such Lender’s Loans at a prepayment price in cash set forth in Section 5.10(a) on the date of prepayment, plus accrued and unpaid interest, if any, to the date of prepayment;
     (ii) the prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
     (iii) the instructions, as determined by the Borrower, consistent with this Section, that a Lender must follow in order to have its Loan prepaid.
     (d) Lenders electing to have a Loan prepaid will be entitled to withdraw their election if the Administrative Agent or the Borrower receives not later than one Business Day prior to the prepayment date, a written notice setting forth the name of the Lender, the principal amount of the Loan and a statement that such Lender is withdrawing his election to have such Loan prepaid.
     (e) On the prepayment date, the Borrower shall pay the prepayment price plus accrued and unpaid interest, if any, to the Lenders entitled thereto.
ARTICLE VI
Negative Covenants
     The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document have been paid in full unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any Subsidiary to:
     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness existing on the date hereof and set forth in Schedule 6.01;
     (b) Indebtedness created under the Existing Credit Agreement (including pursuant to the $150,000,000 incremental term loan facility provided for therein) in an aggregate amount from time to time outstanding not to exceed $465,000,000 and Indebtedness created hereunder and under the other Loan Documents;

     (c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(a);
     (d) Indebtedness incurred to extend, renew or refinance any Indebtedness described in Section 6.01(a), (b) (to the extent such Indebtedness was created hereunder or under the other Loan Documents), (d), (e), (f), (h), (j) or (m) (“Refinancing Indebtedness”); provided, however, that (i) such Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life to maturity than the Indebtedness being extended, renewed or refinanced, (iii) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, the Refinancing Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders than the Indebtedness being extended, renewed or refinanced, (iv) neither the Borrower nor any Subsidiary Guarantor may become obligated in respect of such Refinancing Indebtedness unless it was obligated in respect of the Indebtedness being extended, renewed or refinanced and (v) the non-economic covenants, events of default, remedies and other provisions of the Refinancing Indebtedness, when taken as a whole, shall be materially no less favorable to the Lenders than those contained in the Indebtedness being extended, renewed or refinanced;
     (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph, when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to paragraph (f) of this Section shall not exceed $40,000,000 at any time outstanding;
     (f) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to paragraph (e) of this Section, not in excess of $40,000,000 at any time outstanding;
     (g) Indebtedness of the Borrower or any Subsidiary incurred under any Hedging Agreement of the Borrower or any Subsidiary to the extent relating to Indebtedness of the Borrower or such Subsidiary, as the case may be (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be incurred pursuant to this Agreement);

     (h) Indebtedness of any person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph shall not exceed $15,000,000 at any time outstanding;
     (i) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
     (j) unsecured subordinated Indebtedness of the Borrower (which may be Guaranteed by any Loan Party on a subordinated basis) the proceeds of which are used to finance the cash consideration payable in a Permitted Acquisition (including the refinancing of Indebtedness of the Acquired Entity and the payment of related fees and expenses) in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(f), but not including amounts outstanding pursuant to the Seller Subordinated Notes, not in excess of $200,000,000 at any time outstanding; provided that such Indebtedness (i) matures after the first anniversary of the Final Maturity Date (other than Indebtedness in the form of deferred purchase price and SAR termination payments incurred pursuant to the JJMA Stock Purchase Agreement in effect on the April 1, 2005), (ii) requires no scheduled payment of principal prior to its maturity, (iii) does not require the Borrower to maintain any specified financial condition (other than as a condition to the taking of certain actions) and (iv) contains subordination provisions, non-economic covenants, events of default, remedies and other provisions, and is in form and substance, reasonably satisfactory to the Administrative Agent;
     (k) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
     (l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within three Business Days of the Borrower’s knowledge of such incurrence; and
     (m) Indebtedness arising as a result of (i) the redemption or repurchase of any Equity Interests of the Borrower as a result of distributions by the ESOT to participants in the ESOP pursuant to the ESOP Plan Documents subsequent to their termination of employment with the Borrower or any Controlled Group member or (ii) the requirements of Section 401(a)(28) of the Code or any substantially similar requirement of law;
     (n) other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; .

     (o) the Seller Subordinated Notes;
     (p) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and
     (q) Borrower’s deferred compensation agreements.
     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
     (a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof;
     (b) any Lien created under the Existing Credit Agreement and the Loan Documents (as such term is defined in the Existing Credit Agreement);
     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be;
     (d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
     (f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;
     (i) purchase money security interests in real property, improvements thereto or equipment and other personal property hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 90% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
     (j) Liens arising out of judgments or awards in respect of which the Borrower or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $10,000,000 at any time outstanding;
     (k) any interest or title of a licensor, lessor or sublessor under any license or lease agreement pursuant to which rights are granted to the Borrower or any Subsidiary;
     (l) licenses, leases or subleases granted by the Borrower or any Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any Subsidiary;
     (m) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (n) Liens in favor of any Governmental Authority in respect of (i) any liability under Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or a threatened Release of a Hazardous Material into the environment; provided that the aggregate amount of such liabilities secured by such Liens does not exceed $2,000,000 at any one time; and
     (o) Liens that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of $5,000,000 at any one time.
     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:
     (a) (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries and (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Subsidiaries; provided that the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $5,000,000 at any time outstanding;
     (b) Permitted Investments;
     (c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in paragraph (a) of this Section;
     (d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (e) to the extent permitted by applicable law, the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective directors, officers and employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;
     (f) the Borrower may enter into Hedging Agreements that are not speculative in nature;
     (g) the Borrower or any Subsidiary may acquire all or substantially all the assets of a person or line of business or division of such person, or not less than 100% of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the

Borrower or any Subsidiary; (ii) the Acquired Entity shall be a going concern, shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; (iii) the Acquired Entity is located, and substantially all of its operations are conducted, in the United States of America; (iv) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and, (B) the Borrower would be in Pro Forma Compliance (assuming, for purposes of making such determination with respect to the covenant set forth in Section 6.13, that the maximum Leverage Ratio then permitted by such covenant is 0.25 to 1.00 lower than the Leverage Ratio actually set forth therein and in effect at the time such determination is made), and (v) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower confirming compliance with clauses (i) through (iv) above, together with all relevant financial information for the Acquired Entity and reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (v) above (any acquisition of an Acquired Entity meeting all the criteria of this paragraph being referred to herein as a “Permitted Acquisition”);
     (h) the Borrower and its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 6.05;
     (i) investments, loans and advances existing on the date hereof and set forth in Schedule 6.04; and
     (j) in addition to investments permitted by paragraphs (a) through (i) of this Section, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $30,000,000 in the aggregate, and none of (i) any investment specifically consented to by the Required Lenders, (ii) any investment in a person that subsequently becomes a wholly-owned Subsidiary in a transaction constituting a Permitted Acquisition or (iii) any investment that is subsequently sold (to the extent of the net cash proceeds of such sale) shall count toward such $30,000,000 amount.
     SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (x) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) the Borrower and the Subsidiaries may make Permitted Acquisitions and investments and acquisitions permitted under Section 6.04.
     (b) Engage in any Asset Sale otherwise permitted under paragraph (a) of this Section unless (i) such Asset Sale is for consideration at least 75% of which is cash and, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of.
     SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by directors, officers and employees of the Borrower or the Subsidiaries or make payments to directors, officers and employees of the Borrower or the Subsidiaries in connection with Warrants, stock options, stock appreciation rights, “phantom” stock plans or similar equity incentives or equity based incentives pursuant to management or other incentive plans or in connection with the death or disability of such directors, officers and employees in an aggregate amount not to exceed $25,000,000 and (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (except with respect to subclauses (A), (B) and (D) below), Restricted Payments may be made (A) in connection with the redemption or repurchase for value of any Equity Interests of the Borrower as a result of distributions by the ESOT of such Equity Interests to participants in the ESOP pursuant to the ESOP Plan Documents subsequent to their termination of employment with the Borrower or any Controlled Group member, (B) as required by Section 401(a)(28) of the Code or any substantially similar requirement of law, (C) in the form of administrative fees or expenses of the ESOP or the ESOT, including the fees of the ESOT Trustee, (D) as contributions to the ESOT as required under the ESOP Plan Documents, (E) to redeem or otherwise acquire for value the Warrants issued in connection with the Seller Subordinated Notes so long as, after giving effect thereto, the Senior Secured Leverage Ratio would be less than 2.50 to 1.00, or (F) so long as, after giving effect thereto, the Senior Secured Leverage Ratio would be less than 2.50 to 1.00, in an amount not to exceed the Available Restricted Payment Amount.
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Loan Party or to Guarantee Indebtedness of any Loan Party; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, the Securities Purchase Agreement, the Warrants or the Rights Agreement, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     SECTION 6.07. Transactions with Affiliates. Except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be made to the extent provided in Section 6.06, (c) loans, investments and advances may be made to the extent permitted by Sections 6.01(c) and 6.04(a), (c) and (e), (d) officers may be compensated as and in the manner they historically have been compensated and officers hired after the Closing Date may be compensated in a manner commensurate with the office held, (e) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, reasonable and customary fees may be paid to non-officer directors of the Borrower in an aggregate amount not to exceed $1,000,000 in any fiscal year, it being understood that payments to non-officer directors in connection with stock options, stock appreciation rights, “phantom” stock plans or similar equity incentives or equity based incentives shall not count toward such $1,000,000 limitation, and (f) the Borrower may make deferred purchase price and SAR termination payments to Affiliates pursuant to the terms of the JJMA Stock Purchase Agreement in effect on April 1, 2005. For the avoidance of doubt, the Borrower may make payments in respect of Earn-Out Obligations to the extent permitted by Section 6.15.
     SECTION 6.08. Business of the Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by the Borrower and the Subsidiaries and business activities reasonably related thereto.
     SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any Subsidiary is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Borrower, any of the Subsidiaries or the Lenders.

     (b) Permit any waiver, supplement, modification or amendment of any ESOP Plan Document in a manner materially adverse to the Lenders.
     (c) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any subordinated Indebtedness or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities. Notwithstanding the foregoing, so long as at the time thereof and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Senior Secured Leverage Ratio would be less than 2.50 to 1.00, the Borrower may prepay, redeem, retire or otherwise acquire for consideration the Seller Subordinated Notes in whole or in part.
     SECTION 6.10. Assets as Plan Assets. Permit any of the assets of the Borrower or any Subsidiary to constitute, for any purpose of ERISA or Section 4975 of the Code, assets of the ESOP or any other “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code.
     SECTION 6.11. Prohibited Transaction. Permit any material non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code to occur with respect to the ESOP.
     SECTION 6.12. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending during any period set forth below to be less than the ratio set forth opposite such date or period below:

Period	Ratio
Closing Date through September 30, 2007	1.40 to 1.00
October 1, 2007 through September 30, 2008	1.50 to 1.00
October 1, 2008 through September 30, 2009	1.75 to 1.00
October 1, 2009 through September 30, 2010	1.90 to 1.00
Thereafter	2.00 to 1.00
     SECTION 6.13. Maximum Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Closing Date through September 30, 2007	7.00 to 1.00
October 1, 2007 through June 30, 2008	6.50 to 1.00
July 1, 2008 through June 30, 2009	6.25 to 1.00
July 1, 2009 through September 30, 2010	5.75 to 1.00
Thereafter	4.75 to 1.00
     SECTION 6.14. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than September 30.
     SECTION 6.15. Earn-Out Obligations. Make or agree to make, directly or indirectly, any payment in respect of an Earn-Out Obligation; provided, however, that the Borrower may make a payment in respect of any Earn-Out Obligation so long as (a) at the time thereof and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or result therefrom, and (ii) the Borrower would be in Pro Forma Compliance (assuming, for purposes of making such determination with respect to the covenant set forth in Section 6.13, that the maximum Leverage Ratio then permitted by such covenant is 0.25 to 1.00 lower than the Leverage Ratio actually set forth therein and in effect at the time such determination is made) and (b) the aggregate amount of payments made in respect of Earn-Out Obligations does not exceed (i) $20,000,000 during the fiscal year ending September 30, 2006, (ii) an aggregate amount of $42,000,000 for the two-fiscal-year period ending September 30, 2008 and (iii) $20,000,000 in any fiscal year thereafter
ARTICLE VII
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     (c) default shall be made in the payment of any interest on any Loan or any Administrative Agent Fee or any other amount (other than an amount referred to in paragraph (b) of this Article) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days with regard to interest and ten Business Days with regard to Administrative Agent Fees and other amounts;
     (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05, or 5.08 or in Article VI;
     (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) of this Article) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
     (f) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary (other than an Insignificant Subsidiary), or of a substantial part of the property or assets of the Borrower or any Subsidiary (other than an Insignificant Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Insignificant Subsidiary) or for a substantial part of the property or assets of the Borrower or a Subsidiary (other than an Insignificant Subsidiary) or (iii) the winding-up or liquidation of the Borrower or any Subsidiary (other than an Insignificant Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) the Borrower or any Subsidiary (other than an Insignificant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Insignificant Subsidiary) or for a substantial part of the property or assets of the Borrower or any Subsidiary (other than an Insignificant Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more judgments shall be rendered against the Borrower, any Subsidiary (other than an Insignificant Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary (other than an Insignificant Subsidiary) to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $10,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
     (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $10,000,000;
     (k) any Guarantee under this Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under this Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);
     (l) the Indebtedness under the Seller Subordinated Notes or any Guarantees thereof shall cease, for any reason other than the repayment thereof as permitted by this Agreement, to be validly subordinated to the Obligations, as provided in the relevant agreements, or any Loan Party or any Affiliate of any Loan Party shall so assert;
     (m) (i) a notice of debarment, notice of suspension or notice of termination for default shall have been issued under any Material Contract; (ii) the Borrower is barred or suspended from contracting with any part of the Government; (iii) a Government investigation shall have resulted in a criminal or civil liability of the Borrower or any Subsidiary in excess of $10,000,000; (iv) the actual termination of any Material Contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing; or (v) a cure notice issued under any Material Contract shall remain uncured (subject to expiration of extensions that may have been received) beyond (A) the expiration of the time period available to the Borrower pursuant to such Material Contract and/or such cure notice to cure the noticed default or (B) the date on which the other contracting party exercises its rights and remedies under the Material Contract as a consequence of such default;
     (n) The ESOT shall be subject to tax imposed under the Code with respect to any item of income or loss of the Borrower or any Subsidiary of the Borrower at any time on or after the Closing Date that could reasonably be expected to result in tax liability to the ESOT, the Borrower or any of its Subsidiaries in an amount in excess of $10,000,000;
     (o) Any Loan hereunder shall, for any purpose of Section 406 of ERISA or Section 4975 of the Code, be found to be a direct or indirect loan or other transaction between the Administrative Agent or any of the Lenders and the ESOT which, if it is assumed that the Administrative Agent and the Lenders are “parties in interest” and “disqualified persons” (as defined in Section 3(14) of ERISA and Section 4975 of the Code), is a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code;
     (p) There shall be a finding, holding, ruling or other determination not subject to cure made by any court or Governmental Authority, or an assertion by the ESOP Fiduciary or the ESOT Trustee, concerning any matter with respect to the ESOP or the ESOT contrary to or inconsistent with any representation, warranty or covenant set forth herein, which holding, ruling, determination or assertion could reasonably be expected to have a Material Adverse Effect;
     (q) the IRS shall notify the Borrower in writing that it has made a final determination not subject to cure that the ESOP is not a qualified plan and an employee stock ownership plan within the meanings of Section 401(a) and 4975(e)(7), respectively, of the Code; or
     (r) the Borrower shall fail to be qualified as a Subchapter S corporation, as such term is defined in Section 1361 of the Code.
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) of this Article, the

Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent
     Each of the Lenders hereby irrevocably appoints the Administrative Agent (for purposes of this Article, the Administrative Agent is referred to as the “Agent”) its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.
     The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other

Loan Document, any related agreement or any document furnished hereunder or thereunder.
     Without limiting the foregoing, none of the Lenders or other persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE IX
Guarantee
     SECTION 9.01. Guarantee. Each Subsidiary Guarantor unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Subsidiary Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Subsidiary Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
     SECTION 9.02. Guarantee of Payment. Each Subsidiary Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance or credit on the books of such Lender in favor of the Borrower or any other person.
     SECTION 9.03. No Limitations, Etc. (a) Except for the release of a Subsidiary Guarantor’s obligations hereunder as expressly provided in Section 9.10, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of any Lender to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, including with respect to any other Subsidiary Guarantor under this Agreement, (iii) any default, failure or delay, willful or otherwise, in the performance of the Obligations, or (iv) any other act or omission that may or might in any manner or to any extent operate as a discharge of any Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Subsidiary Guarantor expressly authorizes the Administrative Agent to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Subsidiary Guarantor hereunder.
     (b) To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and the other Lenders may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.
     SECTION 9.04. Reinstatement. Each Subsidiary Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Lender upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.
     SECTION 9.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Lender has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash the amount of such unpaid Obligation. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent as provided above, all rights of such Subsidiary Guarantor against the Borrower or any other Subsidiary Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Sections 9.07, 9.08 and 9.09.
     SECTION 9.06. Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other administrative party will have any duty to advise such Subsidiary Guarantor of information known to it or any of them regarding such circumstances or risks.
     SECTION 9.07. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 9.09), the Borrower agrees that in the event a payment shall be made by any Subsidiary Guarantor under this Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment.
     SECTION 9.08. Contribution and Subrogation. Each Subsidiary Guarantor (a “Contributing Guarantor”) agrees (subject to Section 9.09) that, in the event a payment shall be made by any other Subsidiary Guarantor hereunder in respect of any Obligation and such other Subsidiary Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 9.07, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 5.09, the date of the Supplemental Guarantee hereto executed and delivered by such Subsidiary Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 9.08 shall be subrogated to the rights of such Claiming Guarantor under Section 9.09 to the extent of such payment.
     SECTION 9.09. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under Sections 9.07 and 9.08 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Subsidiary Guarantor to make the payments required by Sections 9.07 and 9.08 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of its obligations hereunder.
     (b) The Borrower and each Subsidiary Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.
     SECTION 9.10. Release. A Subsidiary Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower.

ARTICLE X
Miscellaneous
     SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to the Borrower, to it at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, Attention of John M. Hughes (Fax No. (703) 714-6508 or (703) 714-6511);
     (b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, New York 10010, Attention of Agency Group (Fax No. (212) 325-8304); and
     (c) if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
     SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Administrative Agent Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.11, 2.13, 2.17 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

     SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
     SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) if no such system shall then be specified by the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of the Administrative Agent and no more than one such fee shall be payable in connection with simultaneous assignments to or by two or more Related Funds) and (ii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.13, 2.17 and 10.05).
     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, and that the outstanding balances of its Loans are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph.
     (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.11, 2.13 and 2.17 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Subsidiary Guarantor.
     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, subject to Section 10.16(b), disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.
     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) subject to Section 10.16(b), disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
     SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication of the Loans and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, in each case including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.
     (b) The Borrower agrees to indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined, in the manner provided below, as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at the time.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
     (e) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.
     SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 10.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that (i) no such agreement shall (A) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (B) increase or extend the Commitment of any Lender without the prior written consent of such Lender, (C) amend or modify the pro rata requirements of Section 2.14, the provisions of Section 10.04(j) or the provisions of this Section or release any Subsidiary Guarantor, without the prior written consent of each Lender, (D) modify the protections afforded to an SPC pursuant to the provisions of Section 10.04(i) without the written consent of such SPC, or (E) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender and (ii) any waiver, amendment or other modification referred to in subclauses (i)(A) or (B) above with respect to the Loans or Commitments of any Lender may be made with the prior written consent of such Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
     SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 10.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 10.15. Jurisdiction; Consent to Service of Process. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
     (a) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 10.16. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of, pledgee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section.

For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.
     (b) The Administrative Agent, the Lenders and all other persons who are or who may become party to this Agreement or who may participate in the Loans pursuant to Section 10.04(f) or are SPCs acknowledge that the Borrower and its Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government, and, accordingly, notwithstanding any other provision of this Agreement, neither the Borrower nor any Subsidiary will be obligated to release, disclose or otherwise make available: (i) any classified information to any person including the Administrative Agent, the Lenders or any other person not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such material, or (ii) any material whatsoever to any person including the Administrative Agent, the Lenders or any other person if such release, disclosure or availability would not comply with the National Industrial Security Program Operating Manual and associated laws and regulations. The Administrative Agent and the Lenders agree that, in connection with any exercise of a right or remedy, the United States Federal government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property. Upon notice from the Borrower, the Administrative Agent and the Lenders shall take such steps in accordance with this Agreement as may reasonably be requested by the Borrower to enable the Borrower or any Subsidiary to comply with the Foreign Ownership Control or Influence requirements of the United States government imposed from time to time.
     SECTION 10.17. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALION SCIENCE AND TECHNOLOGY CORPORATION,

by	/s/ John M. Hughes

Name: John M. Hughes Title: Executive VP and CFO

HUMAN FACTORS APPLICATIONS, INC.,

by	/s/ John M. Hughes

Name: John M. Hughes Title: Treasurer

ALION-METI CORPORATION,

by	/s/ John M. Hughes

Name: John M. Hughes Title: Treasurer

ALION-CATI CORPORATION,

by	/s/ John M. Hughes

Name: John M. Hughes Title: Treasurer

ALION-JJMA CORPORATION,

by	/s/ John M. Hughes

Name: John M. Hughes Title: Treasurer

ALION-BMH CORPORATION,

by	/s/ John M. Hughes

Name: John M. Hughes Title: Treasurer

WASHINGTON CONSULTING, INC.,

by	/s/ John M. Hughes

Name: John M. Hughes Title: Treasurer

ALION-MA&D CORPORATION,

by	/s/ Stacy J. Mendler

Name: Stacy J. Mendler Title: President

CREDIT SUISSE individually and as Administrative Agent,

by	/s/ Robert Hetu

Name: Robert Hetu Title: Managing Director

by	/s/ Cassandra Droogan

Name: Cassandra Droogan Title: Vice President

SIGNATURE PAGE TO
ALION SCIENCE AND
TECHNOLOGY CORPORATION
BRIDGE LOAN AGREEMENT

Name of Institution:

by
Name:
Title: